Exhibit (a)(1)(E)

FORM OF EMAIL

CONFIRMING RECEIPT OF ELECTION FORM

From:    Unum Therapeutics Inc.

Re:    Confirmation of Receipt of Election Form

This message confirms that Unum Therapeutics Inc. (“Unum”) has received your Election Form. This confirmation should not, however, be construed to imply that the Election Form you submitted has been properly completed or signed or that we have accepted any of your Eligible Options for exchange.

If your Election Form has been properly completed and signed, and all eligibility requirements are met, we expect to accept the Eligible Options you have elected to exchange and to grant you New Options promptly following the Expiration Time, subject to the terms and conditions of the Exchange Offer. If you have included in your Election Form an election to tender options for exchange that do not qualify as Eligible Options, such options will not be accepted by Unum and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you do not deliver a signed Notice of Withdrawal before the Expiration Time, and we accept your tendered Eligible Options for exchange, we will provide you with a confirmation letter promptly following the Expiration Time confirming that your Eligible Options have been accepted for exchange. In addition, we will separately provide you with stock option agreements for your New Options for acceptance via email.

Your Election Form may be changed or withdrawn by subsequently delivering a new, properly completed and signed Election Form or Notice of Withdrawal at any time before 5:00 p.m., Eastern Time, on Thursday, May 7, 2020, unless the Exchange Offer is extended.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer, Election Form, Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to optionexchange@unumrx.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer to Exchange Eligible Options for New Options, dated April 8, 2020.